Exhibit 99.1

November 2, 2021

EVO Payments Appoints Nikki Harland to Board of Directors

ATLANTA – EVO Payments, Inc. (NASDAQ: EVOP) (“EVO”), a leading global provider of payment technology integrations and acquiring solutions, announced today that it has appointed Nikki Harland to its Board of Directors effective March 1, 2022.

Ms. Harland is the Chief Operating Officer of Paradies Lagardère where she is responsible for overseeing the general operations and customer service initiatives for both the Retail Division and Dining Division.  Prior to her current role, Ms. Harland held several leadership roles at Paradies Lagardère, including President of the Retail Division and Senior Vice President of Human Resources, and was a founding member of the company’s Diversity and Inclusion Council.  Prior to joining Paradies Lagardère in 2014, Ms. Harland held leadership positions at Gap, Inc., Toys “R” Us and Turner Broadcasting System.  Ms. Harland currently serves on the Children’s Healthcare of Atlanta Foundation Board of Trustees and the National Black Arts Festival Board of Directors.

“We are very excited to welcome Nikki to our Board of Directors,” stated Ray Sidhom, Chairman of the Board of Directors. “Nikki’s strong leadership experience and ability to drive operational efficiencies and cultural initiatives will be valuable to EVO as we continue to grow our business and enhance shareholder value.”

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a leading payment technology and services provider.  EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from small and mid-size enterprises to multinational companies and organizations across the globe.  As a fully integrated merchant acquirer and payment processor in over 50 markets and 150 currencies worldwide, EVO provides competitive solutions that promote business growth, increase customer loyalty, and enhance data security in the international markets it serves.

Forward-Looking Statements

This release contains statements about future events and expectations that constitute forward-looking statements.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements included in this release are made only as of the date hereof and, except for EVO’s ongoing obligations under applicable securities laws, EVO undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

EVO Payments, Inc.

Contact:

Sarah Jane Schneider

Investor Relations & Corporate Communications Manager

770-709-7365